EXHIBIT 5

ALSTON&BIRD LLP
3201 Beechleaf Court, Suite 600
Raleigh, NC 27604-1062

919-862-2200
Fax: 919-862-2260
www.alston.com

Jeffrey D. Miller	Direct Dial: 919-862-2246

November 29, 2004

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”), in connection with a registration statement on Form S-3, file no. 333-108557 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register $250 million of the Company’s equity securities, which may be offered from time to time by the Company.  The Company has filed a prospectus dated October 21, 2003 and a prospectus supplement dated November 2, 2004 (the “Prospectus Supplement”) relating to the offering of 8,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/10th interest in a 6.6% Series L Cumulative Redeemable Preferred Share (the “Series L Preferred Shares”).

We have examined copies of the Third Restated Articles of Incorporation and the Third Amended and Restated Bylaws of the Company, the amendment (the “Designating Amendment”) pursuant to which the terms of the Series L Preferred Shares are issued and the Deposit Agreement pursuant to which the Depositary Shares are issued and have made such further legal and factual examinations and investigations as we, in our

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professional judgment, have deemed appropriate to render the opinion contained herein.  As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company, including but not limited to a certificate of the secretary of the Company rendered in connection with actions taken by or on behalf of the Board of Directors of the Company authorizing the sale of the Depositary Shares.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Indiana Business Corporation Law.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) the Series L Preferred Shares have been duly authorized by the Company, and upon deposit by the Company of the Series L Preferred Shares with the American Stock Transfer & Trust Company (the “Depositary”), the execution and delivery by the Depositary of the Deposit Agreement and the global certificate evidencing the Depositary Shares and payment of the consideration for the Depositary Shares as specified in the Terms Agreement, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or other similar rights under any provision of the Indiana Business Corporation Law or under the Third Restated Articles of Incorporation of the Company and  (b)  the terms of the Depositary Shares and the Series L Preferred Shares conform in all material respects to all statements and descriptions thereof contained in the Prospectus Supplement.

The opinion expressed herein is as of the date hereof.  We assume no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Partner